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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
 November 8, 2002

PURCHASESOFT, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

0-11791	13-2897997
(Commission File Number)	(IRS Employer Identification No.)

7514 Girard Ave Ste 1440 La Jolla, CA 92037
(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code:
 (858) 456-6608

Item 5. Other Events and Regulation FD Disclosure

        At a special Board Meeting on November 8, 2002, the Board unanimously approved a plan to restart service and cease the wind down of operations, effective November 1, 2002.

        President Steven Flagg presented an assessment study for the restart of service to existing PurchaseSoft customers that was requested by the Company in August. Louis Blatt and David Billings completed a customer survey and evaluation of the Company's product. They reported that a number of customers indicated an interest in signing agreements for maintenance should the Company restart operations.

        The assessment was accompanied by a plan to restart service and support for previous customers of PurchaseSoft who are currently without maintenance. Under this plan, the Company would sign agreements with David Billings, Kona Systems and Computer Horizons Corporation to provide management, sales and support. These firms would be compensated through subcontracting, commission and revenue sharing agreements, and in some cases the issuance of PurchaseSoft common stock, NSO's or warrants.

        At the same meeting, Thomas Marsh reported on the status of the remaining three liabilities: Devonshire Holdings, Office Associates and MCI. While discussions continue with Devonshire and renewed effort is underway to settle with MCI and Office Associates, there are no immediate settlements anticipated.

        In reaching the decision to restart support operations, the Company has made a commitment to take every action possible to continue support for its customers. This new objective is consistent with the previously stated key objectives of the Company. Those key objectives are (1) to conserve the assets of the Company in order to extend operations pending a sale; (2) to maximize the value of the Company's assets in any sale to third party; and (3) to maintain the value in public shell if possible.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURCHASESOFT, INC.
By:	/s/ THOMAS B. MARSH
Name:	Thomas B. Marsh
Title:	Secretary/Treasurer

Dated: November 8, 2002

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  Item 5. Other Events and Regulation FD Disclosure
SIGNATURES